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                                                               HECO Exhibit 12.2
                                                               -----------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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
                                                                                 Nine months ended
                                                                                   september 30,
                                                                    ----------------------------------------
(dollars in thousands)                                                      1997                   1996
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
FIXED CHARGES
Total interest charges..............................................         $ 36,551               $ 34,566
Interest component of rentals.......................................              577                    521
Pretax preferred stock dividend requirements of subsidiaries........            3,125                  3,448
Preferred securities distribution requirements of trust subsidiary..            2,046                     --
                                                                    -----------------      -----------------
TOTAL FIXED CHARGES.................................................         $ 42,299               $ 38,535
                                                                    =================      =================

EARNINGS
Income before preferred stock dividends of HECO.....................         $ 60,500               $ 64,167
Income taxes (see note below).......................................           38,824                 42,205
Fixed charges, as shown.............................................           42,299                 38,535
AFUDC for borrowed funds............................................           (4,658)                (3,602)
                                                                    -----------------      -----------------

EARNINGS AVAILABLE FOR FIXED CHARGES................................         $136,965               $141,305
                                                                    =================      =================
RATIO OF EARNINGS TO FIXED CHARGES..................................             3.24                   3.67
                                                                    =================      =================
Note:
Income taxes are comprised of the following
 Expense relating to operating income from regulated activities.....         $ 38,848               $ 42,367
 Benefit relating to loss from nonregulated activities..............              (24)                  (162)
                                                                    -----------------      -----------------
                                                                             $ 38,824               $ 42,205
                                                                    =================      =================
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